For Immediate Release               Contact:    John E. Brewster, Jr.
                                          Vice President
                                          (713) 658-4084

                           HOWELL CORPORATION TO BUY
                  CONOCO'S ELK BASIN INTERESTS FOR $26 MILLION

                  HOWELL'S OIL PRODUCTION TO INCREASE OVER 20%

      HOUSTON, TEXAS, October 18, 2001 -- HOWELL CORPORATION (HWL: NYSE; HWLLP:NASDAQ) announced today that it has signed a definitive Purchase and Sale Agreement to acquire Conoco Inc.'s interest in the Elk Basin Field for $26 million, effective September 1, 2001. Closing is expected in mid-November of 2001. The purchase will be financed through Howell's existing credit facility.

Howell is currently the operator of the Elk Basin Field. Prior to closing on the acquisition, the Company owns an approximate 27% working interest in the field which encompasses portions of Park County, Wyoming, and Carbon County, Montana. This acquisition will increase Howell's production by approximately 2,150 net barrels of liquids on a daily basis, 86% of which is crude oil. With this purchase, Howell will own approximately 64% of the working interest in this field.

Howell's President and CEO, Richard K. Hebert, commented, "This acquisition will increase Howell's ownership interest in our second largest property. In addition, Howell's reserves in the Elk Basin Field will more than double. At closing, the Company's oil production will increase over 20% to more than 10,000 barrels of oil per day. This transaction strengthens our core operating area in Wyoming, and is consistent with our strategy to continue to grow the Company's reserves and production volumes with quality, long lived properties."

Howell Corporation, based in Houston, Texas, is an independent energy company engaged in the acquisition, exploitation, and exploration of producing oil and gas properties.

This press release  includes  forward-looking  statements  within the meaning of
Section 27 A of the Securities Exchange Act of 1934. Although Howell believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, uninsured risks, environmental risks, drilling and operating risks, risks related to exploration and development, the availability of capital resources, uncertainties about the estimates of reserves, competition, government regulation, and the ability of the company to meet its stated business goals.

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